EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:	Robert M. Garst, Chief Executive Officer
717-957-2196

RIVERVIEW FINANCIAL CORPORATION ANNOUNCES

EARNINGS FOR THE SECOND QUARTER OF 2011

HALIFAX, PA, July 20, 2011 — Riverview Financial Corporation (OTCQB: RIVE) reported net income of $941,000 for the six months ended June 30, 2011, as compared with net income of $940,000 for the six months ended June 30, 2010.  Basic and diluted earnings per share were $0.54 per share for the six months ended June 30, 2011 and 2010.  The annualized return on average assets for the first six months of 2011 was 0.69% as compared with 0.74 % for the first six months of 2010.  The annualized return on average equity was 7.48% for the six months ended June 30, 2011 compared with 7.52% for the six months ended June 30, 2010.  Riverview’s book value per share increased to $14.88 at June 30, 2011, an increase of 1.4% from $14.67 at June 30, 2010.

Robert M. Garst, Chief Executive Officer, commented, “Riverview’s strong financial results for the second quarter of 2011 were a continuation of the positive earnings trend that was delivered in the first quarter.  Our primary focus in meeting the financial needs of our community continues to drive our performance, which is characterized by strong core earnings growth, control of our operating expenses and safeguarding our asset quality.  We believe that as the economy continues to gain traction, our well capitalized level and liquidity will enable us to operate from a position of strength to capitalize on growth opportunities in our markets and enhance shareholder value, which is our number one priority.  The introduction of our Dividend Reinvestment Plan earlier this year has proven to be an added enhancement to our shareholders considering that a 5% discount is applied to the purchase price of all shares purchased by the Plan.”

Riverview Financial Corporation, with assets of $275.3 million, is the bank holding company for its principal subsidiary, Riverview National Bank, which serves the communities of Perry, Dauphin, Cumberland and Schuylkill counties through the five full service branches of The First National Bank of Marysville and the four full service branch facilities and one drive-up office of Halifax National Bank.  In addition, Riverview recently announced that its new loan production office located at 57 South Sillyman Street, Cressona, Schuylkill County, Pennsylvania will open August 1, 2011.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors.  Such factors include the possibility that anticipated cost savings may not be realized, estimated synergies may not occur, increased demand or prices for the corporation’s financial services and products may not occur, changing economic and competitive conditions, technological developments and other risks and uncertainties.  Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: ineffectiveness of their business strategy due to changes in current or future market conditions; the effects of competition, and of changes in laws and regulations on competition, including industry consolidation and development of competing financial products and services; interest rate movements; inability to achieve merger-related synergies; difficulties in integrating distinct business operations, including information technology difficulties; disruption from the transaction making it more difficult to maintain relationships with customers and employees, and challenges in establishing and maintaining operations in new markets; volatilities in the securities markets; and deteriorating economic conditions.